Dalian RINO Appoints Three New Independent Board Members

New Members bring industry, operating and financial experience

DALIAN, China, March 26, 2008 -- Jade Mountain Corporation (OTC Bulletin Board: JDMC - News), today announced the appointment of three independent members to its Board of Directors, which include Professor Quan Xie, Mr. Kennith C. Johnson and Mr. Zhang Wieguo. The Company appointed the foregoing directors on March 20, 2008. Including existing board member Ms. Qiu Jianping (Amy), Chairman of the Board, and Mr. Zou Dejun (David) the Company’s CEO, the Company has fulfilled its obligation to create a five person board of directors per the stock purchase agreement that the Company entered into in connection with a private placement financing that the Company completed on October 5, 2007.

Professor Quan Xie, 46, is the Director of the Institute for Environmental and Life Sciences of Dalian University of Technology (DUT). He began lecturing in 1986 and has participated in visiting scholar programs from major universities and research centers in Germany, Austria and England. He is a Senior Fellow of the China Society of Environmental Science and has authored or co-authored over 200 papers in his career. Professor Quan earned his Ph.D in chemistry from Karl-Kranzens University in Graz, Austria.

Mr. Kennith C. Johnson, 54, is a CPA and began his career in public and corporate accounting at Arthur Andersen’s New York audit practice in the mid 1970’s. Since 2005, Mr. Johnson has served as Senior Vice President and CFO of Fairfax/MFX, an insurance and financial conglomerate. From 2001 to 2005 he was a principal and managing consultant for Johnson & Scanlon Associates. Additionally Mr. Johnson has served as Chairman of the Audit and Compensation Committee for Interpharm Holding, an AMEX listed company. Mr. Johnson holds and MBA in International Corporate Finance from the Stern School of Management.

Mr. Zhang Wieguo, 50, joined as President of Synutra Inc.’s U.S. operations in 2001 and in 2005 was appointed to President and Chief Operating Officer where he has helped develop the Company’s growth strategy and to take it public. Mr. Zhang is also responsible for the company’s financial market operations, investor relations, corporate development and international strategic development. Mr. Zhang holds an M.A. in America Foreign Policy and International Economics from the School of Advanced International Studies at John Hopkins University.

“We are pleased with the recent additions to our board and believe their collective environmental services industry, management, and financial experience will be invaluable to Dalian Rino as we continue to execute against our business plan and evolve as a U.S. publicly traded company,” commented Mr. David Zou, President & CEO of Dalian Rino. “With the board now complete we are moving closer towards meeting the necessary criteria for a national U.S. listing and we look forward to updating investors on our progress in the near term.”

About Dalian RINO Environmental Engineering Science and Technology Co., Ltd.

The Company, through its contractually controlled affiliate Dalian RINO Environmental Engineering Science and Technology Co., Ltd., a PRC company ("RINO"), is a provider of environmental protection equipment for the iron and steel industry in China. Specifically, RINO designs, manufactures, installs and services proprietary and patented wastewater treatment, flue gas desulphurization equipment, and high temperature anti-oxidation systems, which are all designed to reduce either industrial pollution and/or energy utilization. RINO's manufacturing facility maintains the ISO 9001 Quality Management System and ISO 14001 Environment Management System certifications, in addition to receiving numerous government and industry awards.

Cautionary Statement Regarding Forward Looking Information

This press release may contain forward-looking information about the Company, Innomind and RINO. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and statements which may include discussions of strategy, and statements about industry trends future performance, operations and products of each of the entities referred to above. Actual performance results may vary significantly from expectations and projections as a result of various factors, including without limitation and the risks set forth "Risk Factors" contained in the Company's Current Report on Form 8-K filed on October 12, 2007.

For more information, please contact:

For the Company: Bruce Richardson
Tel:    +86-411-8766-1233
Email: bruce.richardson@rinogroup.com

Investors: HC International, Inc.
Tel:    +1-858-704-5065
Email: info@hcinternational.net